Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Fiscal 2025 Fourth Quarter and Full Year Results

Reports Record Full Year Sales and Earnings

Increases Quarterly Cash Dividend by 25% to $0.15 per Common Share

Lakewood, Colorado, November 20, 2025. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its fourth quarter and fiscal year ended September 30, 2025 and provided its outlook for fiscal 2026.

Highlights for Fourth Quarter Fiscal 2025 Compared to Fourth Quarter Fiscal 2024

●	Net sales increased 4.2% to $336.1 million;
●	Daily average comparable store sales increased 4.2%, and 11.3% on a two-year basis;
●	Net income increased 31.0% to $11.8 million, with diluted earnings per share of $0.51; and
●	Adjusted EBITDA increased 7.7% to $24.4 million.

Highlights for Fiscal 2025 Compared to Fiscal 2024

●	Net sales increased 7.2% to $1.33 billion;
●	Daily average comparable store sales increased 7.3%, and increased 14.3% on a two-year basis;
●	22nd consecutive year of positive comparable store sales growth;
●	Net income increased 36.9% to $46.4 million, with diluted earnings per share of $2.00;
●	Adjusted EBITDA increased 17.5% to $97.9 million; and
●	Opened two new stores and relocated/remodeled three stores.

"We are pleased with our fourth quarter performance, with sales in-line with guidance and diluted earnings per share exceeding our outlook, resulting in record sales and earnings for fiscal year 2025,” said Kemper Isely, Co-President. “Consumers continued to be drawn to our differentiated offering of high-quality, natural and organic products reflecting their resilient prioritization of health and wellness, including food and nutrition. Moreover, we believe that our commitment to Always AffordableSM prices provides compelling value for our customers, strengthening our competitive position during periods of economic uncertainty.”

Mr. Isely continued, “Accelerated store growth is a core element of our strategy, and we are reiterating our plan to open six to eight new stores in fiscal 2026, underscoring the quality of our pipeline and execution capabilities. We also remain committed to enhancing value for our stockholders by maintaining a balanced approach to capital allocation. In addition to investing in our business to accelerate unit growth, we are proud to announce that we are increasing our quarterly cash dividend by 25% to $0.15 per common share, reflecting our strong fiscal 2025 operating performance and financial position, as well as confidence in our ability to create long-term stockholder value.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Fourth Quarter Fiscal 2025 Compared to Fourth Quarter Fiscal 2024

Net sales during the fourth quarter of fiscal 2025 increased $13.5 million, or 4.2%, to $336.1 million, compared to the fourth quarter of fiscal 2024, due to a $13.3 million increase in comparable store sales and a $2.9 million increase in new store sales, partially offset by a $2.7 million decrease in net sales related to closed stores. Daily average comparable store sales increased 4.2% in the fourth quarter of fiscal 2025, comprised of a 2.4% increase in daily average transaction count and a 1.8% increase in daily average transaction size.

Gross profit during the fourth quarter of fiscal 2025 increased $3.7 million, or 3.8%, to $99.0 million. Gross profit reflects earnings after product and store occupancy costs. Gross margin decreased by 10 basis points to 29.5% during the fourth quarter of fiscal 2025, compared to 29.6% in the fourth quarter of fiscal 2024. The decrease in gross margin was driven by lower product margin.

Store expenses during the fourth quarter of fiscal 2025 decreased 0.2% to $72.5 million, primarily driven by lower long-lived asset impairment charges partially offset by higher compensation expenses. Store expenses as a percentage of net sales were 21.6% during the fourth quarter of fiscal 2025, down from 22.5% in the fourth quarter of fiscal 2024. The decrease in store expenses as a percentage of net sales was driven by lower long-lived asset impairment charges and expense leverage.

Administrative expenses during the fourth quarter of fiscal 2025 increased 6.1% to $10.9 million, driven by higher technology expenses and compensation expenses. Administrative expenses as a percentage of net sales were 3.2% for each of the fourth quarters of fiscal 2025 and 2024.

Operating income for the fourth quarter of fiscal 2025 increased 28.5% to $15.5 million. Operating margin during the fourth quarter of fiscal 2025 was 4.6%, up from 3.7% in the fourth quarter of fiscal 2024.

Net income for the fourth quarter of fiscal 2025 was $11.8 million, or $0.51 diluted earnings per share, compared to net income of $9.0 million, or $0.39 diluted earnings per share, for the fourth quarter of fiscal 2024.

Adjusted EBITDA for the fourth quarter of fiscal 2025 was $24.4 million, compared to $22.6 million in the fourth quarter of fiscal 2024.

Operating Results —Fiscal 2025 Compared to Fiscal 2024

Net sales during fiscal 2025 increased $89.3 million, or 7.2%, to $1.33 billion, compared to fiscal 2024, due to an $86.1 million increase in comparable store sales and a $12.7 million increase in new store sales, partially offset by a $9.6 million decrease in sales related to closed stores. Daily average comparable store sales increased 7.3% in fiscal 2025, comprised of a 4.6% increase in daily average transaction count and a 2.6% increase in daily average transaction size.

Gross profit during fiscal 2025 increased $33.1 million, or 9.1%, to $397.9 million. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased by 50 basis points to 29.9% during fiscal 2025, compared to 29.4% in fiscal 2024. The increase in gross margin was driven by higher product margin primarily attributed to effective promotions, and store occupancy cost leverage.

Store expenses during fiscal 2025 increased 4.7% to $290.5 million, primarily driven by higher compensation expenses partially offset by lower long-lived asset impairment charges. Store expenses as a percentage of net sales were 21.8% during fiscal 2025, down from 22.3% in fiscal 2024. The decrease in store expenses as a percentage of net sales was driven by expense leverage and lower long-lived asset impairment charges.

Administrative expenses during fiscal 2025 increased 14.6% to $44.4 million, primarily driven by higher compensation expenses and technology expenses. Administrative expenses as a percentage of net sales were 3.3% during fiscal 2025, up from 3.1% in fiscal 2024.

Operating income for fiscal 2025 increased 32.0% to $62.0 million. Operating margin for fiscal 2025 was 4.7%, compared to 3.8% in fiscal 2024.

Net income for fiscal 2025 was $46.4 million, or $2.00 diluted earnings per share, compared to net income of $33.9 million, or $1.47 diluted earnings per share, for fiscal 2024.

Adjusted EBITDA for fiscal 2025 was $97.9 million, compared to $83.3 million in fiscal 2024.

Balance Sheet and Cash Flow

As of September 30, 2025, the Company had $17.1 million in cash and cash equivalents and no outstanding borrowings on its $72.5 million revolving credit facility.

During fiscal 2025, the Company generated $55.3 million in cash from operations and invested $31.0 million in net capital expenditures, primarily for new and relocated/remodeled stores.

Dividend Announcement

Today, the Company announced the declaration of a quarterly cash dividend of $0.15 per common share, a 25% increase over the Company’s previous quarterly dividend. The dividend will be paid on December 10, 2025 to stockholders of record at the close of business on December 1, 2025.

Growth and Development

During fiscal 2025 the Company opened two new stores, ending the fiscal year with 169 stores in 21 states.

Fiscal 2026 Outlook

The Company is confirming its fiscal 2026 outlook for the number of new stores and introducing the remainder of its fiscal 2026 outlook.

Fiscal 2026	Outlook
Number of new stores	6 to 8
Number of relocations/remodels	2 to 3
Daily average comparable store sales growth	1.5% to 4.0%
Diluted earnings per share	$2.00 to $2.15

Capital expenditures (in millions)	$50 to $55

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US) or 1-412-902-4289 (International). The conference ID is “Natural Grocers Q4 FY 2025 Earnings Call.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 20 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The grocery products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial flavors, preservatives, or sweeteners (as defined in its standards), synthetic colors, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 168 stores in 21 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are "forward-looking statements" and are based on management’s current expectations and are subject to uncertainty and changes in circumstances. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from these expectations due to changes in global, national, regional or local political, economic, inflationary, disinflationary, recessionary, business, interest rate, labor market, competitive, market, regulatory, trade policy, supply chain and other factors, and other risks detailed in the Company's Annual Report on Form 10-K and the Company's subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to publicly update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended September 30,		Year ended September 30,
	2025	2024	2025	2024
Net sales	$336,141	322,661	1,330,836	1,241,585
Cost of goods sold and occupancy costs	237,115	227,299	932,959	876,775
Gross profit	99,026	95,362	397,877	364,810
Store expenses	72,491	72,605	290,491	277,396
Administrative expenses	10,867	10,241	44,353	38,715
Pre-opening expenses	166	450	1,043	1,722
Operating income	15,502	12,066	61,990	46,977
Interest expense, net	(696)	(1,053)	(3,063)	(4,176)
Income before income taxes	14,806	11,013	58,927	42,801
Provision for income taxes	(3,006)	(2,003)	(12,483)	(8,866)
Net income	$11,800	9,010	46,444	33,935

Net income per share of common stock:
Basic	$0.51	0.40	2.02	1.49
Diluted	$0.51	0.39	2.00	1.47
Weighted average number of shares of common stock outstanding:
Basic	22,954,325	22,799,571	22,936,194	22,774,825
Diluted	23,292,229	23,175,214	23,255,274	23,083,903

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	September 30,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$17,116	8,871
Accounts receivable, net	11,966	12,610
Merchandise inventory	132,968	120,672
Prepaid expenses and other current assets	6,025	4,905
Total current assets	168,075	147,058
Property and equipment, net	182,741	178,609
Other assets:
Operating lease assets, net	259,586	275,111
Finance lease assets, net	42,895	40,752
Other assets	5,452	458
Goodwill and other intangible assets, net	11,755	13,488
Total other assets	319,688	329,809
Total assets	$670,504	655,476
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$80,991	88,397
Accrued expenses	37,236	35,847
Operating lease obligations, current portion	36,495	35,926
Finance lease obligations, current portion	4,061	3,960
Total current liabilities	158,783	164,130
Long-term liabilities:
Operating lease obligations, net of current portion	245,803	263,404
Finance lease obligations, net of current portion	45,660	43,217
Deferred income tax liabilities, net	7,863	10,471
Total long-term liabilities	299,326	317,092
Total liabilities	458,109	481,222
Stockholders’ equity:
Common stock, $0.001 par value. 50,000,000 shares authorized, 22,954,712 and 22,888,540 shares issued and outstanding at September 30, 2025 and 2024, respectively	23	23
Additional paid-in capital	63,033	60,327
Retained earnings	149,339	113,904
Total stockholders’ equity	212,395	174,254
Total liabilities and stockholders’ equity	$670,504	655,476

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Year ended September 30,
	2025	2024
Operating activities:
Net income	$46,444	33,935
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,814	30,930
Loss on impairment of long-lived assets and store closing costs	81	2,102
(Gain) loss on disposal of property and equipment	(34)	10
Share-based compensation	3,960	2,829
Deferred income tax benefit	(2,608)	(3,955)
Non-cash interest expense	4	17
Other	7	(160)
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	(411)	(1,790)
Income tax receivable	(604)	252
Merchandise inventory	(12,296)	(1,412)
Prepaid expenses and other assets	(5,516)	(1,069)
Operating lease assets	33,592	33,446
(Decrease) increase in:
Operating lease liabilities	(34,432)	(34,197)
Accounts payable	(6,086)	10,039
Accrued expenses	1,389	2,783
Net cash provided by operating activities	55,304	73,760
Investing activities:
Acquisition of property and equipment	(31,201)	(37,541)
Acquisition of other intangibles	(178)	(1,139)
Proceeds from sale of property and equipment	93	37
Proceeds from property insurance settlements	315	43
Net cash used in investing activities	(30,971)	(38,600)
Financing activities:
Borrowings under revolving loans	666,200	604,200
Repayments under revolving loans	(666,200)	(604,200)
Repayments under term loan	—	(7,688)
Finance lease obligation payments	(3,825)	(3,610)
Dividends to shareholders	(11,009)	(31,866)
Payments of deferred financing costs	—	(18)
Payments on withholding tax for restricted stock unit vesting	(1,254)	(1,449)
Net cash used in financing activities	(16,088)	(44,631)
Net increase (decrease) in cash and cash equivalents	8,245	(9,471)
Cash and cash equivalents, beginning of year	8,871	18,342
Cash and cash equivalents, end of year	$17,116	8,871
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,181	2,216
Cash paid for interest on financing lease obligations, net of capitalized interest of $252 and $338, respectively	1,940	1,939
Income taxes paid	15,911	13,581
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$2,373	3,679
Acquisition of other intangibles not yet paid	10	22
Lease assets obtained in exchange for new operating lease obligations	18,412	22,317
Lease assets obtained in exchange for new finance lease obligations	7,419	(45)

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures
(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing costs, share-based compensation, amortization of software hosting arrangement (SaaS) implementation costs and non-recurring items.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended September 30,		Year ended September 30,
	2025	2024	2025	2024
Net income	$11,800	9,010	46,444	33,935
Interest expense, net	696	1,053	3,063	4,176
Provision for income taxes	3,006	2,003	12,483	8,866
Depreciation and amortization	8,023	7,932	31,814	30,930
EBITDA	23,525	19,998	93,804	77,907
Impairment of long-lived assets and store closing costs	—	1,721	118	2,547
Share-based compensation	860	929	3,960	2,829
Amortization of SaaS implementation costs	4	—	7	—
Adjusted EBITDA	$24,389	22,648	97,889	83,283

EBITDA increased 17.6% to $23.5 million for the fourth quarter of fiscal 2025 compared to $20.0 million for the fourth quarter of fiscal 2024. EBITDA increased 20.4% to $93.8 million for the year ended September 30, 2025 compared to $77.9 million for the year ended September 30, 2024. EBITDA as a percentage of net sales was 7.0% and 6.2% for the fourth quarter of 2025 and 2024, respectively. EBITDA as a percentage of net sales was 7.0% and 6.3% for the years ended September 30, 2025 and 2024, respectively.

Adjusted EBITDA increased 7.7% to $24.4 million for the fourth quarter of fiscal 2025 compared to $22.6 million for the fourth quarter of fiscal 2024. Adjusted EBITDA increased 17.5% to $97.9 million for the year ended September 30, 2025 compared to $83.3 million for the year ended September 30, 2024. Adjusted EBITDA as a percentage of net sales was 7.3% and 7.0% for the fourth quarter of fiscal 2025 and 2024, respectively. Adjusted EBITDA as a percentage of net sales was 7.4% and 6.7% for the years ended September 30, 2025 and 2024, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations, such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any depreciation or interest expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA does not reflect share-based compensation, impairment of long-lived assets, store closing costs and amortization of SaaS implementation costs;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.